Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

July 23, 2008	Contact:	Christian E. Rothe
Director, Strategic Planning and Development
(217) 228-8224
GARDNER DENVER, INC. REPORTS SOLID REVENUE AND EARNINGS GROWTH
FOR THE SECOND QUARTER OF 2008:
Record Cash Provided by Operating Activities of $52 Million in the Quarter
Compared to the second quarter of 2007:
•	Revenues increased 13 percent

•	Net income increased 11 percent

•	Diluted earnings per share increased 12 percent
QUINCY, IL (July 23, 2008) – Gardner Denver, Inc. (NYSE: GDI) announced that revenues and net income for the three months ended June 30, 2008 were $518.1 million and $49.6 million, respectively. For the six-month period of 2008, revenues and net income were $1.0 billion and $100.4 million, respectively. Diluted earnings per share (“DEPS”) for the three-month period were $0.93, 12 percent higher than the comparable period of 2007, and included a $3.9 million pretax charge for non-recurring retirement expenses, which decreased DEPS by $0.05 in the second quarter. For the six-month period of 2008, DEPS were $1.87, 15 percent higher than the comparable period of the previous year. The Company’s DEPS improvement for the three months ended June 30, 2008 was attributable to organic revenue growth in the Compressor and Vacuum Products segment, operational improvements, including benefits from cost reduction efforts, favorable changes in foreign currency exchange rates, lower interest expense, and a lower effective tax rate. Cash provided by operating activities was $52 million in the three-month period of 2008, the highest level ever posted in the second quarter by the Company, and included a $5.2 million reduction in inventory since March 31, 2008. For the six-month period of 2008, cash provided by operating activities exceeded $117 million.
Subsequent Event
On Monday, July 21, 2008, Gardner Denver announced that it has entered into separate share purchase agreements with the holders of 100 percent of the outstanding shares of CompAir Holdings Limited (“CompAir”), a leading global manufacturer of compressed air and gas solutions, for a total enterprise value of £197.5 million (approximately $395 million), which will be paid through a combination of cash and the assumption of existing CompAir debt. The closing of this acquisition, which is expected to occur in the fourth quarter of 2008, is subject to regulatory approval and certain other closing conditions. The CompAir acquisition will be further addressed during the Company’s second quarter 2008 earnings conference call scheduled for Thursday, July 24, 2008 at 9:30 a.m. Eastern time.
Review of Results
“I am very pleased with Gardner Denver’s performance in the second quarter of 2008, which reflects the Company’s flexibility and drive to improve results in the face of many dynamic changes,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer. “During the quarter, we achieved record shipment levels, furthered our understanding and application of lean methodologies, and negotiated the Company’s most significant acquisition since 2005. The acquisition of CompAir is intended to strengthen Gardner Denver’s position as a leading global provider of compressor and vacuum products, further diversify the Company’s end market segments served, and expand product technologies available to our customers. We believe the synergies between the two organizations are very compelling.
“The second quarter results reflect continued strength in most of our compressor and vacuum end market segments and a slight reacceleration in demand for drilling pumps,” said Mr. Pennypacker. “While demand for compressor and vacuum products was broad-based during the quarter, both regionally and across product lines, certain areas of our business have begun to show weakness and our outlook remains cautious for the second half of this year. In particular, demand for standard industrial compressors in the U.S. and U.K. has continued to slow in recent months. Demand for compressors tends to follow changes in industrial capacity utilization rates and when this key indicator declines below 80%, which occurred in the U.S. during the second quarter of 2008, historically orders for compressors decline six months later. Demand for compressor and vacuum products remains strong in Asia, while Europe is still growing, but at a lower rate. Demand for our engineered products continues to be robust throughout the world, including environmental and oil and gas refining applications in the U.S. On balance, the economic climate appears consistent with our expectations that orders for our compressor and vacuum products will continue to grow through the balance of the year, but at a lower rate. In response to elevated prices for oil and natural gas, demand for our petroleum products has demonstrated an improvement, although not to levels realized in 2006.
“For the three months ended June 30, 2008, compared to the same period of 2007, revenues increased 13 percent, reflecting the favorable impact of foreign currency exchange rates and strong organic growth in Europe and Asia,” said Mr. Pennypacker. “As expected, gross profit as a percentage of revenues declined in the second quarter of 2008, when compared to the second quarter of 2007, as a result of the Company’s product mix shifting away from petroleum pumps. Operating income as a percentage of revenues also declined year-over-year, primarily reflecting the gross profit as a percentage of revenues decline and the non-recurring retirement expenses. We are in the process of rapidly expanding our lean enterprise techniques, which creates near-term pressure on operating margins and production as processes are improved and inventory is reduced. The benefit is realized in manufacturing lead-time reduction, with operating margin improvements attributable to lean initiatives expected to begin in 2009.

“The strong operating performance of the Company, combined with a $5.2 million inventory reduction, resulted in $52 million in cash provided by operating activities during the second quarter, despite receivables expanding in response to revenue growth. The Company used this cash primarily to repay $43.0 million of debt during the three-month period. Cash provided by operating activities in the first six months of 2008 exceeded $117 million. As of June 30, 2008, debt to total capital was 16.2 percent, compared with 19.4 percent at March 31, 2008. We believe that our balance sheet will remain strong, even after the incremental debt added to complete the acquisition of CompAir,” said Mr. Pennypacker.
Compressor and Vacuum Products segment orders and revenues grew by 13 percent and 18 percent, respectively, in the second quarter of 2008, compared with the same period of 2007, reflecting favorable changes in foreign currency exchange rates and increased global demand for engineered packages and products used in original equipment manufacturer (“OEM”) applications. Manufacturing integration projects completed in 2007 resulted in year-over-year operating margin expansion in this reportable segment and investments in lean enterprise techniques have resulted in manufacturing lead-time reductions, allowing for increased output. Compressor and Vacuum Products segment operating income(1) as a percentage of revenues (segment operating margin(1)) increased to 12.4 percent in the second quarter of 2008, compared to 11.5 percent in the same quarter of 2007.
Fluid Transfer Products segment revenues declined 5 percent in the three months ended June 30, 2008, compared to the same period of 2007, primarily due to reduced petroleum pump shipments, partially offset by increased shipments of loading arms. Orders decreased 24 percent in the second quarter, compared with the same period of 2007, primarily reflecting two unusually large contracts that were received in 2007 for liquid natural gas and compressed natural gas loading arms destined for South America that did not recur in 2008. In the second quarter of 2008, drilling pump orders reaccelerated as a result of investments in rigs by key customers and on-going international demand for drilling pumps.
Fluid Transfer Products segment operating margin(1) was 21.8 percent in the three months ended June 30, 2008, compared to 28.6 percent in the same period of the prior year. The year-over-year decrease in segment operating margin primarily reflects the expected decline in petroleum pump shipments, some of the Company’s most profitable product lines.
“I would like to extend a special thank you to Gardner Denver’s employees in Quincy, Illinois. In June, this team successfully faced 500-year flood conditions and still achieved our production and shipment commitments. I would also like to thank the Quincy community for their outstanding support,” said Mr. Pennypacker.
Outlook

“We continue to expect global economic growth to slow for the balance of 2008, although demand in Eastern Europe and Asia is expected to remain strong through the end of the year. Growth in Compressor and Vacuum Products orders slowed slightly in the second quarter, reflecting reduced demand for our lower horsepower industrial products. Demand for Gardner Denver’s engineered packages and products designed for OEM applications has remained strong and is expected to remain robust through the remainder of 2008. Overall, we expect Compressor and Vacuum Products revenue to continue to grow, albeit at a lower rate, through the balance of 2008,” said Mr. Pennypacker.
“The Company’s backlog of petroleum pumps and related aftermarket parts increased slightly during the three-month period ended June 30, 2008, the second consecutive quarter of increasing backlog in these product lines. Although demand for petroleum pumps has improved slightly during the course of the year, we are not expecting a significant increase in volume related to recent increases in oil and gas prices. We believe there is excess capacity in North American well servicing firms that will be absorbed in the coming months, which could result in near-term downward pressure on well servicing pump demand. Furthermore, although drilling pump demand is improving, the rate of new rig build is not expected to reach the quantity completed during the previous three years. Therefore, the Company expects Fluid Transfer Product shipments to increase slightly compared to its previous forecast, but remain level with that of 2007.
“Gardner Denver is also renewing its focus on the aftermarket business that is available for each of our product lines. Although we have been relatively successful in capturing aftermarket revenues, I have challenged my management team to develop action plans to gain additional market share. I expect that these programs will begin to show benefits in 2009,” said Mr. Pennypacker.
“Based on our current economic outlook, existing backlog, and the expected benefit of operational improvement projects, we are raising our full-year 2008 net income outlook. As a result of the pending CompAir acquisition, the Company does not anticipate completing its share repurchase program in the current year, which was previously expected to increase DEPS by $0.05 in 2008. Accordingly, we are maintaining our previously provided full-year 2008 DEPS guidance range of $3.65 to $3.75. Our third quarter DEPS is expected to be $0.84 to $0.88,” said Mr. Pennypacker. The midpoint of the DEPS range for the third quarter of 2008 ($0.86) represents a $0.13 DEPS (13 percent) decrease from the same period of 2007. The financial results in the third quarter of 2007 included $10.5 million of non-recurring reductions in the tax provision, which benefited DEPS by $0.19 for the quarter. The midpoint of the DEPS range for the full-year 2008 ($3.70) represents a $0.10 DEPS (3 percent) decrease from the 2007 results. The financial results in 2007 included $19.5 million of non-recurring reductions in the tax provision, which benefited DEPS by $0.36 for the year. The DEPS outlook range for the full-year 2008 assumes 53.9 million diluted weighted average shares are outstanding in 2008, compared to 54.0 million in 2007. The 2008 DEPS guidance does not take into account the effect of the CompAir acquisition.

“The effective tax rate assumed in the DEPS guidance for 2008 is 28.0 percent, compared to 23.6 percent for 2007. The income before income taxes implied by the midpoint of the DEPS range for 2008 reflects a 3 percent increase from the amount realized in 2007,” said Mr. Pennypacker.
The Company invested approximately $10.6 million in capital expenditures during the second quarter of 2008, compared to $9.6 million in the comparable period of 2007. Depreciation and amortization expense was approximately $15.4 million in the three-month period of 2008, compared to $13.7 million in the same period of 2007. For the full-year 2008, the Company expects capital spending to be approximately $45 million to $50 million, excluding any investments in CompAir in the fourth quarter of 2008.
Second Quarter Results
Revenues increased $58.2 million (13 percent) to $518.1 million for the three months ended June 30, 2008, compared to the same period of 2007. Compressor and Vacuum Products segment revenues increased 18 percent for the three-month period of 2008, compared to the same period of the previous year, driven by organic volume growth in nearly all product lines and geographic regions and favorable changes in foreign currency exchange rates. Fluid Transfer Products segment revenues decreased 5 percent for the three months ended June 30, 2008, compared to the same period of 2007, primarily resulting from lower shipments of petroleum pumps, partially offset by increased volume in all other product lines and favorable changes in foreign currency exchange rates (see the Selected Financial Data Schedule set forth below).
Compressor and Vacuum Products orders of $404.0 million for the three-month period ended June 30, 2008 were $45.9 million (13 percent) higher than the same period of the previous year due to favorable changes in foreign currency exchange rates and organic growth. Backlog for Compressor and Vacuum Products increased 19 percent compared to June 30, 2007, but is approximately 3 percent less than the level as of March 31, 2008, primarily due to improved manufacturing execution.
Fluid Transfer Products orders of $95.2 million for the three months ended June 30, 2008 were $29.9 million (24 percent) lower than the same period of the previous year. Fluid Transfer Products orders for the second quarter of 2007 included the receipt of approximately $37.4 million of contracts for liquid natural gas and compressed natural gas loading arms that were delivered to South America in the fourth quarter of 2007 and the first quarter of 2008. As of June 30, 2008, backlog for Fluid Transfer Products was approximately 31 percent lower than the level as of June 30, 2007, primarily due to the timing of large orders for well stimulation pumps and loading arms, partially offset by increased demand for drilling pumps in the second quarter of 2008 and favorable changes in foreign currency exchange rates. Compared to the level as of March 31, 2008, backlog declined approximately 4 percent due to the timing of orders and shipments of loading arms.

Gross profit increased $14.0 million (9 percent) to $167.9 million for the three months ended June 30, 2008, compared to the same period of 2007, as a result of the higher revenue. Gross profit as a percentage of revenues declined to 32.4 percent in the three-month period of 2008, from 33.5 percent in the same period of 2007, due primarily to product mix, partially offset by operational improvements and leveraging fixed and semi-fixed costs over additional sales volume.
As a percentage of revenues, selling and administrative expenses increased to 18.2 percent for the three-month period ended June 30, 2008, compared to 18.0 percent for the same period of 2007. Selling and administrative expenses increased $11.4 million in the three-month period of 2008, as compared to the same period of the previous year, to $94.3 million. The increase is primarily due to the unfavorable impact of changes in foreign currency exchange rates (approximately $5.9 million) and $3.9 million in non-recurring retirement expenses. Inflationary selling and administrative expense increases were partially offset by cost reductions realized through integration initiatives.
The Company’s effective tax rate was reduced primarily as a result of corporate income tax rate changes in Germany and the U.K., which became effective in 2008. The Company’s effective tax rate was 28 percent for the three-month period of 2008, compared to 31 percent for the three-month period of 2007.
Net income for the second quarter of 2008 increased $4.8 million (11 percent) to $49.6 million, compared to $44.8 million in same period of 2007, due to revenue growth, cost reductions, reduced interest expense, favorable changes in foreign currency exchange rates, and a lower effective tax rate, partially offset by the non-recurring retirement expenses. DEPS for the three months ended June 30, 2008 were $0.93, 12 percent higher than the comparable period of the previous year.
Six Month Results
Revenues in the first six months of 2008 increased $112.5 million (12 percent) to $1,013.8 million, compared to $901.3 million in the same period of 2007. This increase resulted from volume growth, price increases, and favorable changes in foreign currency exchange rates.
Gross profit increased $26.4 million (9 percent) to $329.2 million in the six months ended June 30, 2008, compared to 2007, as a result of the higher revenue. Gross profit as a percentage of revenues decreased to 32.5 percent in the first six months of 2008, compared with 33.6 percent in 2007, due primarily to product mix, partially offset by operational improvements and leveraging fixed and semi-fixed costs over additional sales volume (see the Selected Financial Data Schedule set forth below).
As a percentage of revenues, selling and administrative expenses improved to 17.7 percent in the six months ended June 30, 2008, from 18.2 percent in 2007, as a result of cost control initiatives and leveraging revenue growth.

Selling and administrative expenses increased $15.8 million in the first six months of 2008 to $179.7 million, due to unfavorable changes in foreign currency exchange rates ($10.7 million) and other selling and administrative expense increases, partially offset by cost reductions realized through integration initiatives.
Operating income increased $10.7 million (8 percent) to $149.5 million in the six-month period of 2008, compared to the same period of 2007. Operating income as a percentage of revenues declined to 14.8 percent in the first six months of 2008, from 15.4 percent in the same period of 2007. The reduced operating income as a percentage of revenues primarily reflects the Company’s changing product mix and higher selling and administrative expense, partially offset by cost reductions realized to date through acquisition integration initiatives.
The income tax impact of higher pretax income was offset by a lower effective tax rate for the first six months of 2008 (28 percent) than the comparable period of 2007 (31 percent), which was primarily due to corporate income tax rate changes in Germany and the U.K., which became effective in early 2008.
Net income increased $12.8 million (15 percent) to $100.4 million in the first six months of 2008, compared to $87.6 million in the same period of 2007. DEPS for the six months ended June 30, 2008 were $1.87, 15 percent higher than the same period of the previous year.
Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements, including, without limitation, the statements made under the “Review of Results,” “Subsequent Event,” “Outlook,” “Second Quarter Results,” and “Six Month Results” sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. The words “anticipate,” “preliminary,” “expect,” “believe,” “intent,” “plan to,” “will,” “foresee,” “project,” “forecast,” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that forward-looking statements are subject to known and unknown risks, uncertainties, and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These known and unknown risks, uncertainties, and other factors could cause actual results to differ materially from those matters expressed in, anticipated by or implied by such forward-looking statements.
These risks and factors include, but are not limited to: (1) the Company’s exposure to economic downturns and market cycles, particularly the level of oil and natural gas prices and oil and natural gas drilling and production, which affect demand for the Company’s petroleum products, and industrial production and manufacturing capacity utilization rates, which affect demand for the Company’s compressor and vacuum products; (2) the risks associated with intense competition in the Company’s market segments, particularly the pricing of the Company’s products;

(3) the risks of large or rapid increases in raw material costs or substantial decreases in their availability, and the Company’s dependence on particular suppliers, particularly iron casting and other metal suppliers; (4) the occurrence of any event, change or other circumstance that would result in the termination or delay of the proposed CompAir acquisition; (5) the inability to complete the proposed acquisition due to the failure of the Company or CompAir to satisfy any of the conditions to the closing of the acquisition, including the failure to obtain necessary regulatory approvals; (6) the risks that the CompAir acquisition disrupts the plans and operations of the Company, CompAir, or both and the potential difficulties of employee retention as a result of the acquisition; (7) the risks that the Company will not realize the expected financial and other benefits from the proposed acquisition of CompAir; (8) the ability to continue to identify and complete other strategic acquisitions and effectively integrate such acquired companies to achieve desired financial benefits; (9) economic, political, and other risks associated with the Company’s international sales and operations, including changes in currency exchange rates (primarily between the U.S. dollar, the euro, the British pound, and the Chinese yuan); (10) the ability to attract and retain quality executive management and other key personnel; (11) the risks associated with potential product liability and warranty claims due to the nature of the Company’s products; (12) the risk of regulatory noncompliance; (13) the risks associated with environmental compliance costs and liabilities; (14) the risks associated with pending asbestos and silicosis personal injury lawsuits; (15) the risk of possible future charges if the Company determines that the value of goodwill and other intangible assets, representing a significant portion of its total assets, is impaired; (16) the risk that communication or information systems failure may disrupt our business and result in financial loss and liability to our customers; (17) the risks associated with enforcing the Company’s intellectual property rights and defending against potential intellectual property claims; and (18) the ability to avoid employee work stoppages and other labor difficulties. The foregoing factors should not be construed as exhaustive and should be read together with important information regarding risks and factors that may affect the Company’s future performance set forth in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2007 and other public reports filed with the Securities and Exchange Commission.
These statements reflect the current views and assumptions of management with respect to future events. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future. The inclusion of any statement in this release does not constitute admission by the Company or any other person that the events or circumstances described in such statement are material.
Comparisons of the financial results for the three and six-month periods ended June 30, 2008 and 2007 follow.
Gardner Denver will broadcast a conference call to discuss second quarter earnings and the Company’s acquisition of CompAir Holdings Limited on Thursday, July 24, 2008 at 9:30 a.m. Eastern time through a live webcast. There will be an accompanying presentation posted to Gardner Denver’s website (www.gardnerdenver.com) prior to the conference call. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2007 revenues of $1.9 billion, is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial market segments, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).

(1)	Segment operating income (defined as income before interest expense, other income, net, and income taxes), and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income to consolidated operating income and consolidated income before income taxes, see “Business Segment Results.”

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2008	2007	Change	2008	2007	Change
Revenues	$518,112	$459,869	13	$1,013,782	$901,287	12
Cost of sales	350,236	306,037	14	684,580	598,528	14

Gross profit	167,876	153,832	9	329,202	302,759	9
Selling and administrative expenses	94,281	82,848	14	179,659	163,870	10

Operating income	73,595	70,984	4	149,543	138,889	8
Interest expense	5,041	6,858	(26)	10,641	13,595	(22)
Other income, net	(336)	(760)	(56)	(577)	(1,506)	(62)

Income before income taxes	68,890	64,886	6	139,479	126,800	10
Provision for income taxes	19,324	20,115	(4)	39,054	39,213	—

Net income	$49,566	$44,771	11	$100,425	$87,587	15

Basic earnings per share	$0.94	$0.84	12	$1.90	$1.65	15

Diluted earnings per share	$0.93	$0.83	12	$1.87	$1.63	15

Basic weighted average number of shares outstanding	52,753	53,147		52,891	52,951

Diluted weighted average number of shares outstanding	53,464	54,043		53,606	53,890

Shares outstanding as of June 30	53,217	53,456

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	6/30/2008	3/31/2008	Change	12/31/2007
Cash and equivalents	$127,134	$111,105	14	$92,922
Accounts receivable, net	329,003	324,038	2	308,748
Inventories, net	262,586	266,921	(2)	256,446
Total current assets	769,929	748,385	3	701,528

Total assets	2,009,099	1,990,215	1	1,905,607

Short-term borrowings and current maturities of long-term debt	30,642	28,997	6	25,737
Accounts payable and accrued liabilities	295,070	305,398	(3)	286,465
Total current liabilities	325,712	334,395	(3)	312,202
Long-term debt, less current maturities	219,980	264,416	(17)	263,987

Total liabilities	716,747	769,727	(7)	745,894

Total stockholders’ equity	$1,292,352	$1,220,488	6	$1,159,713

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2008	2007	Change	2008	2007	Change
Compressor and Vacuum Products
Revenues	$418,126	$354,394	18	$803,204	$693,251	16
Operating income	51,790	40,834	27	97,241	79,529	22
% of revenues	12.4%	11.5%		12.1%	11.5%
Orders	403,987	358,091	13	825,502	725,569	14
Backlog	470,108	393,487	19	470,108	393,487	19

Fluid Transfer Products
Revenues	99,986	105,475	(5)	210,578	208,036	1
Operating income	21,805	30,150	(28)	52,302	59,360	(12)
% of revenues	21.8%	28.6%		24.8%	28.5%
Orders	95,189	125,075	(24)	198,624	199,657	(1)
Backlog	122,779	178,839	(31)	122,779	178,839	(31)

Reconciliation of Segment Results to Consolidated Results
Compressor and Vacuum Products operating income	$51,790	$40,834		$97,241	$79,529
Fluid Transfer Products operating income	21,805	30,150		52,302	59,360

Consolidated operating income	73,595	70,984		149,543	138,889
% of revenues	14.2%	15.4%		14.8%	15.4%
Interest expense	5,041	6,858		10,641	13,595
Other income, net	(336)	(760)		(577)	(1,506)

Income before income taxes	$68,890	$64,886		$139,479	$126,800

% of revenues	13.3%	14.1%		13.8%	14.1%

The Company has determined its reportable segments in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” and evaluates the performance of its reportable segments based on operating income, which is defined as income before interest expense, other income, net, and income taxes. Reportable segment operating income and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
		%		%
	$ Millions	Change	$ Millions	Change
Compressor and Vacuum Products
2007 Revenues	354.4		693.3
Effect of currency exchange rates	28.6	8	50.9	7
Organic growth	35.1	10	59.0	9

2008 Revenues	418.1	18	803.2	16

2007 Orders	358.1		725.6
Effect of currency exchange rates	27.8	8	52.5	7
Organic growth	18.1	5	47.4	7

2008 Orders	404.0	13	825.5	14

Backlog as of 06/30/07	393.5
Effect of currency exchange rates	33.4	8
Organic growth	43.2	11

Backlog as of 06/30/08	470.1	19

Fluid Transfer Products
2007 Revenues	105.5		208.0
Effect of currency exchange rates	4.2	4	8.9	4
Organic growth	(9.7)	(9)	(6.3)	(3)

2008 Revenues	100.0	(5)	210.6	1

2007 Orders	125.1		199.7
Effect of currency exchange rates	3.2	3	8.2	4
Organic growth	(33.1)	(27)	(9.3)	(5)

2008 Orders	95.2	(24)	198.6	(1)

Backlog as of 06/30/07	178.8
Effect of currency exchange rates	6.1	3
Organic growth	(62.1)	(34)

Backlog as of 06/30/08	122.8	(31)

Consolidated Revenues
2007	459.9		901.3
Effect of currency exchange rates	32.8	7	59.8	6
Organic growth	25.4	6	52.7	6

2008	518.1	13	1,013.8	12